EXHIBIT 10.2

UPWORK INC.

PERFORMANCE BONUS PLAN

UPWORK INC.

PERFORMANCE BONUS PLAN

(adopted February 5, 2019)

Preamble
This document sets forth the terms of the Upwork Inc. Performance Bonus Plan (the “Plan”). The purpose of the Plan is to advance the interests of the Company and its subsidiaries by motivating selected employees to contribute to the growth and profitability of the Company by keying a portion of their compensation to the Company’s performance and for their individual contributions to the success of the Company. The Plan is effective as of January 1, 2019, and is effective for fiscal year 2019 and for each fiscal year thereafter (each, an “Eligibility Period”), unless otherwise amended or terminated in accordance with the Plan. Any other bonus plans applicable to Participants (as defined below) previously approved by the Company are hereby terminated effective as of the first date of the initial Eligibility Period, and the Plan supersedes all such prior plans and any written or verbal representations regarding the subject matter of the Plan effective as of such date.
ARTICLE 1
Definitions
For the purposes of the Plan, unless otherwise clearly apparent from the context, the following capitalized phrases or terms shall have the following indicated meanings:

1.1.
“Base Salary” means with respect to each Participant eligible for a Bonus, the amount of base salary or base fees actually earned and paid to Participant during the applicable Eligibility Period, excluding (i) bonuses, commissions, overtime premium, or the value of any equity securities, or any employee benefits or other compensation paid to Participant (e.g., 401(k) plan employer match), and (ii) any compensation paid to Participant in respect of any inactive employment by the Company (e.g., a leave of absence from the Company).

1.2.
“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company (where, for purposes of this definition, the term “control” (including the terms controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise).

1.3.	“Award” has the meaning set forth in the Equity Incentive Plan.

1.4.	“Award Agreement” has the meaning set forth in the Equity Incentive Plan.

1.5.	“Board of Directors” means the Board of Directors of the Company.

1.6.	“Bonus” means any bonus payment made to a Participant pursuant to the Plan.

1.7.	“Bonus Pool” means the aggregate amount allocable for Bonuses under the Plan for a given Eligibility Period.

1.8.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

1.9.	“Committee” means the Board of Directors or Compensation Committee of the Board of Directors.

1.10.	“Company” means Upwork Inc., a Delaware corporation.

1.11.	“Equity Incentive Plan” means the Company’s 2018 Equity Incentive Plan, as amended or amended and restated from time to time.

1.12.
“Participant” means a full-time or part-time regular employee of the Company who (i) has been designated by the Company in writing as one who will participate in the Plan and (ii) is not covered by any other bonus, commission, sales compensation or other incentive plan (unless otherwise determined by the Committee or such other bonus, commission, sales compensation or other incentive plan expressly permits concurrent participation in the Plan) (each, an “Eligible Employee”). The Plan excludes persons who are not expressly classified by the Company as “regular,” including but not limited to, interns, temporary employees or leased employees. Notwithstanding the foregoing, “Eligible Employee” may also include an individual, continuously providing services to the Company through the Company’s wholly owned subsidiary, Elance Limited (Elance NUF branch).

1.13.
“Performance Criteria” are performance goals applicable to a Bonus, including Company performance goals and individual performance goals, which may be selected from the Performance Factors (as defined in the Equity Incentive Plan) or otherwise as determined by the Committee.

ARTICLE 2
Payments

2.1.
Eligibility for Payment. A person shall be eligible to receive a Bonus pursuant to the Plan only if (i) subject to Section 5.1, he or she continues to be designated by the Company in writing as one who will participate in the Plan at the time of payment of such Bonus as specified in Section 2.5 and (ii) he or she is an Eligible Employee at the time of payment of such Bonus as specified in Section 2.5.

2.2.
Bonus Pool. Each Eligibility Period, the Committee, in its sole discretion, will establish a Bonus Pool, which may be established before, during or after the applicable Eligibility Period. Bonuses will be allocated from the Bonus Pool.

2.3.
Discretion to Determine Performance Criteria. The Committee will, in its sole discretion, determine the Performance Criteria applicable to any Bonus. The Performance Criteria may be on the basis of any such factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. Performance Criteria may be measured over the period of time determined by the Committee in its sole discretion. An Eligibility Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some Performance Criteria over twelve (12) months and other Performance Criteria over fewer months. The Performance Criteria may differ from Participant to Participant and from Bonus to Bonus. Failure to meet the Performance Criteria will result in a failure to earn the Bonus, except as otherwise determined by the Committee. As determined by the Committee, the Performance Criteria may be based on GAAP or non-GAAP results and any actual results may be adjusted by the Committee for one-time items, unbudgeted or unexpected items, acquisition-related activities or changes in applicable accounting rules when determining whether the Performance Criteria have been met, and any such adjustments shall not be deemed adverse to any Participant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

2.4.
Bonus Payments. Each Bonus will be paid in cash and/or in the form of an Award, as determined by the Committee, in a single lump sum or a fully vested Award, as applicable, unless otherwise determined by the Committee. The Bonus target is the percentage of Base Salary to be paid out at 100% achievement of the applicable Performance Criteria. Bonuses may be weighted based on individual performance and Company performance. Bonuses can provide for payout above target for performance in excess of the applicable Performance Criteria or below target for performance below the applicable Performance Criteria. To the extent a Bonus is made in the form of an Award, such Bonus shall, in addition to the terms and conditions set forth in the Plan, be subject to the terms and conditions of the Award Agreement covering such Award.

2.5.
Time of Payment. Any Bonus payment (including, in the case of an Award, settlement of such Award, if applicable) shall be made during an open trading window in the first quarter of the fiscal year following the fiscal year in which the applicable bonus is earned (but no later than March 15 of the year following the year in which the applicable Bonus is earned).

2.6.	Taxes. All payments made under the Plan shall be subject to applicable income, FICA, and other employment taxes and tax withholding requirements.

2.7.
Restriction on Payments. Notwithstanding anything to the contrary set forth herein, no Bonus shall be made to any Participant if such payments would result in the Company’s breach of or default under any terms of that certain Loan and Security Agreement dated September 19, 2017, as amended, by and between the Company, Silicon Valley Bank and certain other parties named therein, or of any other loan agreement, credit agreement, promissory note, bond or debenture to which the Company or a subsidiary thereof is a party.

ARTICLE 3
Amendment, Suspension, Termination

3.1
Amendment, Suspension, or Termination. The Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan will not, without the consent of the Participant, alter or impair any rights or obligations under any Bonus theretofore earned by such Participant; provided that notwithstanding the foregoing, any adjustment by the Committee for one-time items, unbudgeted or unexpected items, acquisition-related activities, any significant impacts due to the adoption of the new accounting guidance, or changes in applicable accounting rules when determining whether the Performance Criteria have been met will not be deemed to be an alteration or impairment of the rights or obligations under any Bonus theretofore earned by any Participant. No Bonus may be granted during any period of suspension or after termination of the Plan.

ARTICLE 4
Administration

4.1.	Committee Duties. The Plan shall be administered by the Committee. No provision of the Plan shall be construed as imposing on the Committee any fiduciary duty under any law.

4.2.
Committee Authority. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

a)	To construe and interpret the terms and provisions of the Plan;

b)	To determine which Eligible Employees will be granted Bonuses;

c)	To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Participants who are foreign nationals or perform services outside of the United States;

d)	To compute and certify to the Performance Criteria applicable to any Bonus;

e)	To compute each Participant’s Bonus; and

f)	To maintain all records that may be necessary for the administration of the Plan.

4.3.
Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, computation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan and shall be given the maximum deference permitted by law.

4.4.
Delegation by Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, but subject to the terms and conditions of the Plan, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company (the “Delegate Administrators”). Any action that requires the approval of the Delegate Administrators must be approved unanimously, and any action that requires the approval of the Delegate Administrators may instead also be approved by the Committee.

4.5.	Section 162(m). For covered employees within the meaning of Code Section 162(m), the Committee may choose to take applicable actions in conformance with the requirements of Code Section 162(m).

ARTICLE 5
Miscellaneous

5.1.
Transfers. Participants who transfer to or from a position not covered by the Plan and instead covered by another bonus, commission, sales compensation or other incentive plan may be considered for a Bonus calculated based on a pro rata basis (as determined based on the number of full months worked in the applicable position(s) covered by the Plan during the applicable Eligibility Period and the applicable Bonus Salary earned during such prorated period). The Committee will coordinate and administer the Plan with the other bonus, sales, or incentive plan and its determinations shall be final and binding.

5.2.
Status of Plan. The Plan is intended to be a plan that is an unfunded bonus arrangement for Participants and is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c). The Plan shall be construed and administered in accordance with such intent.

5.3.
Unsecured General Creditor. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants shall be no greater than those of unsecured general creditors. Participants and their heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company.

5.4.
Participant’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

5.5.
Nonassignability. A Participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Company may be required to garnish amounts from payments due under the Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

5.6.
Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment or continued engagement between the Company or any of its Affiliates and the Participant. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any of its Affiliates or to interfere with the right of the Company or any of its Affiliates to discipline or discharge the Participant at any time for any or no reason, with or without notice (subject to applicable law). The Participant’s employment (if applicable) with the Company or any of its Affiliates remains at will (subject to applicable law).

5.7.
Section 409A. To the extent any payment under the Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for another exemption from Section 409A.  To the extent that any provision of the Plan is ambiguous as to its exemption from or compliance with Section 409A, the provision will be read in such a manner that the applicable payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. Each Participant acknowledges and agrees that the Company and its Affiliates make no representations with respect to the application of Code Section 409A to any Bonus and other tax consequences to any payments under the Plan and, by the acceptance of any Bonus, the Participant agrees to accept the potential application of Code Section 409A and the other tax consequences of any payments made pursuant to the Plan.

5.8.
Clawback or Recoupment. All Bonuses paid pursuant to the Plan shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board of Directors or required by law during the term of a Participant’s employment or other service with the Company that is applicable to such participant, and in addition to any other remedies available under such policy and applicable law, may require forfeiture of earned Bonuses and the recoupment of any Bonuses paid pursuant to the Plan.

5.9.
Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

5.10.	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

5.11.	Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of California without regard to its conflicts of laws principles.

5.12.	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company, all Participants, and their successors in interest.

5.13.
Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

5.14.
Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid award will be paid in the event of the Participant’s death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate.